UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported) December 14, 2005

AGILENT TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15405	77-0518772
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

395 Page Mill Road, Palo Alto, California 94306

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (650) 752-5000

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.            ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 14, 2005, Agilent Technologies, Inc. (the “Company” and the “Guarantor”, as the case may be), acting as Guarantor, entered into a credit agreement (the “Credit Agreement”) with Agilent Technologies World Trade, Inc. (the “Borrower”), the initial lenders named therein and Merrill Lynch Capital Corporation (“MLCC”), as collateral and administrative agent for the borrowing of up to $1.0 billion to finance the repurchase of approximately 83 million shares of its common stock pursuant to the modified “Dutch auction” self-tender offer announced on November 14, 2005 (the “Offer”).

The initial lenders will, subject to the terms and conditions set forth in the Credit Agreement, provide to the Borrower a secured term loan facility of up to $1.0 billion (the “Term Facility”). The Term Facility provides for a maturity of the earlier of four months and the closing date of any refinancing thereof.

Interest on the outstanding balances under the Term Facility is payable in arrears at the end of each interest period (or, for base rate advances, on the first day of each month) and on the maturity date. Interest will accrue at a rate per annum expressed as a basis point spread of 30 basis points over 1 month LIBOR (as adjusted at the end of each interest period and adjusted for all applicable reserve requirements) at such time for Eurodollar rate advances and the higher of MLCC’s quoted prime rate and 50 basis points above the federal funds rate at such time for base rate advances.  “LIBOR” means the current rate quoted by MLCC, adjusted for any reserve requirements and subject to appropriate change of circumstance provisions, for deposits in the applicable currency for interest periods of one month. Calculation of interest will be on the basis of actual days elapsed in a year of 360 days for Eurodollar Rate or Federal Funds rate advances and 365 or 366 days, as the case may be, for base rate advances. Upon and during the continuance of an event of default, the interest rate then applicable to the amount outstanding will increase to a margin of 200 basis points over the rate otherwise in effect.

The Borrower may optionally prepay loans under the Term Facility in whole or in part, without premium or penalty. The Borrower would be required to prepay borrowed funds upon certain events, including, but not limited to, the receipt by us or any of our affiliates of net cash proceeds from (i) any sale, lease, transfer or other disposition of any asset of the Guarantor or any of its subsidiaries in excess of $100 million individually or in the aggregate (subject to certain exceptions); (ii) any refinancing of the Term Facility; (iii) the incurrence of any debt or the issuance of any debt securities by the Guarantor or any of its subsidiaries in excess of $100 million individually or in the aggregate (subject to certain exceptions); (iv)  the receipt of any capital contribution or the sale or issuance of any capital stock or any securities convertible into or exchangeable for capital stock or any warrants, rights or options to acquire capital stock (subject to certain exceptions); and (v) insurance proceeds in excess of $100 million individually or in the aggregate. In the event of such a mandatory prepayment event, the Borrower would be required to prepay the borrowed funds pursuant to the Term Facility in an amount equal to such net proceeds at par, together with accrued interest thereon. In addition, upon the occurrence of a change of control, the Borrower would be required to prepay the entire aggregate principal amount of borrowed funds pursuant to the Term Facility in cash for a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest. Breakage costs, if any, will be paid by the Borrower; provided that no breakage costs shall be payable in connection with the prepayment of the borrowed funds pursuant to the Term Facility with the proceeds of any refinancing.

The Credit Agreement also provides for customary events of default and cross-default acceleration events, including: (i) failure to pay principal or interest on amounts borrowed thereunder; (ii) material breach of any representation or warranty or covenant in the Credit Agreement; (iii) failure to pay any principal, premium or interest on any other debt instrument with a principal amount of $375 million or greater either individually or in the aggregate or cross-default related thereto; (iv) insolvency of the Company or any of its significant subsidiaries; (v) judgments against the Company or the Borrower or any of their subsidiaries in excess of $500 million for which (A) enforcement proceedings have begun or (B) 30 consecutive days have elapsed during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; and (vi) certain ERISA events occur, including events causing the assets of an ERISA plan of the Borrower or the Guarantor to be insufficient by an amount greater than $125 million or requiring payments exceeding $25 million per annum.

MLCC’s obligation to make advances pursuant to the Term Facility, is subject to customary conditions to borrowing, including, but not limited to, that on the occasion of the borrowing, the following statements shall be true:

•                                          the representations and warranties contained in each loan document are true and correct on and as of such date, before and after giving effect to the borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

•                                          no default has occurred and is continuing, or would result from the borrowing or from the application of the proceeds therefrom;

•                                          that the custodian holds funds on behalf of Agilent Technologies (Cayco) Limited (“Cayco”) pursuant to a custody agreement in an amount at least equal to 105.25% of the amount of the proposed borrowing;

•                                          the Borrower shall have paid all accrued fees of the agents and the lenders; and

•                                          other approvals, opinions or documents as MLCC may reasonably request.

Negative covenants include, but are not limited to, prohibitions on the creation of certain liens in excess of $50 million, additional indebtedness secured by liens in excess of $50 million, capitalized leases in excess of $25 million, debt in respect of hedge agreements in excess of $10 million in aggregate, unsecured inter-company debt in excess of $100 million, a change in the nature of the Company’s business, certain mergers, sales of all or substantially all of the Company’s assets, certain amendments to the constitutive documents of certain of the Borrower’s subsidiaries or the cancellation of certain documents related to the transaction.

Breach of the representations and warranties or non-compliance with the negative and affirmative covenants or occurrence of an event of default could cause amounts outstanding under the Term Facility to be accelerated, becoming due and payable immediately, with loan commitments thereunder terminated.

In connection with the Credit Agreement, the Borrower entered into a Pledge Agreement, dated as of December 16, 2005 (the “Pledge Agreement”), in favor of MLCC, as Collateral

Agent for the benefit of the secured parties named therein (in such capacity, the “Collateral Agent”), in order to grant to the Collateral Agent, for the ratable benefit of the secured parties, a security interest in the collateral.  The collateral includes the following:

(a)           security collateral, including the outstanding class A preferred shares of Cayco (the “Preferred Shares”) and the certificates representing such Preferred Shares, and certain rights corresponding thereto, and any additional Preferred Shares acquired by the Borrower and all proceeds thereof; and

(b)           account collateral, including a pledged deposit account and all funds from time to time deposited therein or credited thereto.

In addition, the Company and the Borrower entered into the Agilent Agreement, dated as of December 14, 2005, in favor of the Collateral Agent and the other secured parties, regarding certain representations, warranties and covenants of the Company and the Borrower with respect to Cayco and certain other subsidiaries of the Borrower.

The foregoing agreements will result in the classification of up to $1.1 billion of the Company’s investments as restricted on the Company’s balance sheet as of January 31, 2006.

A copy of the aforementioned agreements are included herein as Exhibits 99.2, 99.3 and 99.4 and are incorporated by reference into this Item 1.01.  The foregoing descriptions are qualified in their entirety by reference to the full text of the agreements.

ITEM 2.03  CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE ARRANGEMENT OF A REGISTRANT

The information set forth under Item 1.01 above is hereby incorporated by reference into this Item 2.03.

ITEM 8.01 OTHER EVENTS

On December 14, 2005, Agilent Technologies, Inc. issued a press release announcing the preliminary results of the Offer. A copy of the press release is attached as Exhibit 99.5 hereto, the contents of which are incorporated herein by reference.

On December 16, 2005, Agilent Technologies, Inc. issued a press release announcing the Term Facility for the borrowing of up to $1.0 billion to finance the Offer. A copy of the press release is attached as Exhibit 99.1 hereto, the contents of which are incorporated herein by reference.

On December 19, 2005, Agilent Technologies, Inc. issued a press release announcing the final results of the Offer. A copy of the press release is attached as Exhibit 99.6 hereto, the contents of which are incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d)           Exhibits.

The following are furnished as exhibits to this report:

Exhibit No.	Description
99.1	Press release, dated December 16, 2005, titled “Agilent Technologies Announces Term Facility for Borrowing of up to $1.0 Billion to Finance Share Repurchase Program”

99.2	Credit Agreement among Agilent Technologies, Inc., Agilent Technologies World Trade, Inc., the initial lenders named therein and Merrill Lynch Capital Corporation, dated as of December 14, 2005

99.3	Pledge Agreement, dated as of December 16, 2005, by Agilent Technologies World Trade, Inc. as Pledgor to Merrill Lynch Capital Corporation as Collateral Agent

99.4

Agilent Agreement, dated as of December 14, 2005, by Agilent Technologies, Inc. and Agilent Technologies World Trade, Inc., in favor of Merrill Lynch Capital Corporation as Collateral Agent and the other Secured Parties

99.5	Press release, dated December 14, 2005, titled “Agilent Technologies Announces Preliminary Results of Its Modified ‘Dutch Auction’ Tender Offer”

99.6	Press release, dated December 19, 2005, titled “Agilent Technologies Announces Final Results of Its Modified ‘Dutch Auction’ Tender Offer”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGILENT TECHNOLOGIES, INC.

	By:	/s/ Marie Oh Huber
	Name:	Marie Oh Huber
	Title:	Vice President, Assistant Secretary and
Assistant General Counsel

Date: December 19, 2005